Exhibit 99.1

Anne Spitza	Ken Rizvi
Corporate Marketing	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-6398	(602) 244-3437
anne.spitza@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Reports First Quarter 2007 Results

For the first quarter of 2007, highlights include:

•	Year-over-year product revenues up over 4 percent

•	Year-over-year net income up approximately 34 percent

•	Product revenue gross margins of approximately 40 percent

•	Earnings per fully diluted share of $0.18

•	Reduced our senior secured credit facility by $24 million to $175 million

•	Reduced the interest rate of our senior secured credit facility by 50 basis points to 175 basis points over LIBOR and extended the maturity from 2009 to 2013

•	Cash and cash equivalents at over $275 million

PHOENIX, Ariz. – Apr. 26, 2007 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced that total revenues in the first quarter of 2007 were $374.2 million, a decrease of approximately 7 percent from the fourth quarter of 2006. Total revenues during the first quarter included approximately $347.8 million of product revenues and approximately $26.4 million of manufacturing services revenues. During the first quarter of 2007, the company reported net income of $54.0 million, or $0.18 per share on a fully diluted basis. First quarter 2007 results include approximately $3.3 million associated with stock based compensation expense. During the fourth quarter of 2006, the company reported net income of $87.4 million, or $0.27 per share on a fully diluted basis. Fourth quarter 2006 results included approximately $3.0 million associated with stock based compensation expense and a gain of $10.2 million, or $0.03 per fully diluted share, from a favorable insurance settlement and idle real property sales.

On a mix-adjusted basis, average selling prices in the first quarter of 2007 were down approximately two percent from the fourth quarter of 2006. The company’s gross margin in the first quarter was 36.5 percent, a decrease of approximately 280 basis points as compared to the fourth quarter of 2006, primarily due to lower capacity utilization associated with manufacturing services and lower pricing, which we anticipated. Gross margins for product revenue were 39.9 percent during the first quarter of 2007 compared to 42.1 percent during the fourth quarter of 2006.

EBITDA for the first quarter of 2007 was $83.6 million. EBITDA for the fourth quarter of 2006 was $114.4 million and included the $10.2 million benefit from a favorable insurance settlement and idle real property sales. A reconciliation of this non-GAAP financial measure to the company’s net income and net cash provided by operating activities prepared in accordance with U.S. GAAP is set forth in the attached schedule.

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ON Semiconductor Reports First Quarter 2007

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“The first quarter of 2007 was a seasonally slower period for the semiconductor industry. Our consumer driven end-markets of Computing, Consumer Electronics and Wireless, in particular, experienced some headwinds as anticipated in the first quarter,” said Keith Jackson, ON Semiconductor president and CEO. “Despite the weaker demand environment in the consumer driven end-markets during the first quarter of 2007, I am excited about how our overall business performed with product revenues at over $347 million and product revenue gross margins at approximately 40 percent. We believe the inventory correction that has taken place in the industry over the past two quarters is largely behind us and as we look into the second half, we are beginning to see our backlog fill in nicely. We continue to expect a strong second half of 2007.”

SECOND QUARTER 2007 OUTLOOK

“Based upon product booking trends, backlog levels, anticipated manufacturing services revenue and estimated turns levels, we anticipate that total revenues will be approximately $375 to $385 million in the second quarter of 2007,” Jackson said. “We also anticipate that approximately $25 million of our total revenues will come from manufacturing services revenue. While backlog levels at the beginning of the second quarter of 2007 were down slightly from backlog levels at the beginning of the first quarter of 2007, they still represent approximately 85 percent of our anticipated second quarter 2007 revenues. We expect that average selling prices for the second quarter of 2007 will be down approximately one to two percent sequentially. We expect our product gross margin in the second quarter to be approximately flat with the first quarter of 2007 and expect our manufacturing services gross margin to be similar to the first quarter of 2007. We currently expect our stock based compensation in accordance with FAS No. 123 (R) to be approximately $3 to $4 million in the second quarter of 2007.”

TELECONFERENCE

ON Semiconductor will hold a conference call for the financial community at 5:00 p.m. Eastern time (ET) today to discuss the first quarter 2007 results and other related material information. The company will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at http://www.onsemi.com. The webcast will be available at this site approximately one hour following the live broadcast and will continue to be available for approximately 30 days following the conference call. Investors and interested parties can also access the conference call through a telephone call by dialing (703) 639-1156. ON Semiconductor will provide a dial-in replay approximately one hour following the live broadcast that will continue through approximately May 3, 2007. The dial-in replay number is (703) 925-2533 and the access code is 1069982.

ON Semiconductor Reports First Quarter 2007

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About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (NASDAQ: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the second quarter of 2007 and its bookings trends, backlog levels, estimated turns levels, anticipated revenues, gross margins and average selling prices, stock based compensation expense, 2007 revenue expectations and similar matters. All forward-looking statements in this news release are based on management’s current expectations and estimates, and involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are revenues and operating performance, changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are in “Item 1A Risk Factors” of our Form 10-K for the year ended December 31, 2006 and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share data)

	Quarter Ended
	March 30, 2007	December 31, 2006	March 31, 2006
Product revenues	$347.8	$364.5	$333.0
Manufacturing services revenues	26.4	37.1	1.0

Net revenues	374.2	401.6	334.0

Cost of product revenues	209.0	211.0	215.6
Cost of manufacturing services revenues	28.6	32.9	0.7

Cost of revenues	237.6	243.9	216.3

Gross profit	136.6	157.7	117.7

Operating expenses:
Research and development	30.8	26.5	23.6
Selling and marketing	22.9	24.1	21.0
General and administrative	20.2	22.1	20.2
Restructuring, asset impairments and other, net	—	(10.2)	—

Total operating expenses	73.9	62.5	64.8

Operating income	62.7	95.2	52.9

Other income (expenses), net:
Interest expense	(9.7)	(11.9)	(13.0)
Interest income	2.8	3.4	2.0
Other	(0.5)	0.4	1.0
Loss on debt prepayment	(0.1)	(1.3)	—

Other income (expenses), net	(7.5)	(9.4)	(10.0)

Income before income taxes, minority interests and cumulative effect of accounting change	55.2	85.8	42.9
Income tax benefit (provision)	(0.6)	2.9	(2.0)
Minority interests	(0.6)	(1.3)	(0.5)

Net income	$54.0	$87.4	$40.4

Income per common share:
Basic:	$0.19	$0.27	$0.13

Diluted: (1)	$0.18	$0.27	$0.12

Weighted average common shares outstanding:
Basic	289.5	319.8	311.8

Diluted: (1)	300.6	327.1	346.0

(1)	Pursuant to the adoption of EITF 04-8, the diluted weighted average common shares outstanding includes 26.5 million shares for the quarter ended March 31, 2006 from the assumed conversion of our zero coupon convertible notes.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEET

(in millions)

	March 30, 2007	December 31, 2006	March 31, 2006
Assets
Cash and cash equivalents	$275.8	$268.8	$251.3
Receivables, net	174.3	177.9	178.3
Inventories, net	213.3	212.7	175.1
Other current assets	35.7	34.3	36.2
Deferred income taxes	8.5	7.1	4.4

Total current assets	707.6	700.8	645.3
Property, plant and equipment, net	594.8	578.1	450.0
Deferred income taxes	—	—	1.6
Goodwill	81.1	80.7	77.3
Intangible assets, net	9.8	10.4	—
Other assets	47.4	46.5	36.8

Total assets	$1,440.7	$1,416.5	$1,211.0

Liabilities, Minority Interests and Stockholders' Deficit
Accounts payable	$138.2	$165.7	$132.1
Accrued expenses	104.3	111.7	90.7
Income taxes payable	2.5	3.2	4.5
Accrued interest	5.2	1.3	1.3
Deferred income on sales to distributors	121.8	123.2	113.2
Current portion of long-term debt	26.7	27.9	52.3

Total current liabilities	398.7	433.0	394.1
Long-term debt	1,123.7	1,148.1	1,009.7
Other long-term liabilities	51.3	35.8	31.6
Deferred income taxes	5.2	4.2	—

Total liabilities	1,578.9	1,621.1	1,435.4

Minority interests in consolidated subsidiaries	19.0	20.8	25.3

Common stock	3.3	3.3	3.1
Additional paid-in capital	1,380.1	1,356.4	1,260.4
Accumulated other comprehensive income (loss)	(1.0)	(0.4)	3.2
Accumulated deficit	(1,239.6)	(1,284.7)	(1,516.4)
Treasury stock	(300.0)	(300.0)	—

Total stockholders' deficit	(157.2)	(225.4)	(249.7)

Total liabilities, minority interests and stockholders’ deficit	$1,440.7	$1,416.5	$1,211.0

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA* AND

CASH PROVIDED BY OPERATING ACTIVITIES

(in millions)

	Quarter Ended
	March 30, 2007	December 31, 2006	March 31, 2006
Net income	$54.0	$87.4	$40.4
Plus:
Depreciation and amortization	22.1	21.4	23.5
Interest expense	9.7	11.9	13.0
Interest income	(2.8)	(3.4)	(2.0)
Income tax (benefit) provision	0.6	(2.9)	2.0

EBITDA*	83.6	114.4	76.9
Increase (decrease):
Interest expense	(9.7)	(11.9)	(13.0)
Interest income	2.8	3.4	2.0
Income tax benefit (provision)	(0.6)	2.9	(2.0)
Loss (gain) on sale or disposal of fixed assets	(2.5)	(6.1)	—
Gain on property insurance settlement	—	(5.7)	—
Loss (gain) on derivative insruments	1.4	—	—
Non-cash portion of loss on debt prepayment	0.1	1.3	—
Amortization of debt issuance costs and debt discount	1.1	0.8	0.6
Provision for excess inventories	1.6	2.5	2.5
Deferred income taxes	(0.4)	3.2	0.4
Stock compensation expense	3.3	3.0	1.9
Other	0.1	3.3	(1.0)
Changes in operating assets and liabilities	(17.7)	17.5	(17.8)

Net cash provided by operating activities	$63.1	$128.6	$50.5

*	EBITDA represents net income before interest expense, interest income, provision for income taxes, depreciation and amortization expense. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors to assess our ability to meet our future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. The table above sets forth our EBITDA with a reconciliation to net cash provided by operating activities, the most directly comparable financial measure under generally accepted accounting principles.